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License, Development and Commercialization Agreement

between

Sloan-Kettering Institute of Cancer Research,

Actinium Pharmaceuticals, Inc.,

and

Actinium Pharmaceuticals, Ltd

CONFIDENTIAL

TABLE OF CONTENTS

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LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Agreement is made and entered into as of February 11, 2002 ("Execution Date") between Sloan-Kettering Institute of Cancer Research (hereinafter "SKI"), a membership corporation of the State of New York with principal offices at 1275 York Avenue, New York, NY 10021, on the one hand, and Actinium Pharmaceuticals, Inc., a Delaware corporation with principal offices at 106 South Columbus Street, Alexandria, VA 22314, and Actinium Pharmaceuticals, Ltd:, a Bermuda corporation with principal offices at 22 Church Street Phase II 3rd Floor, Washington Mall P.O. Box HM2265, Hamilton HMJX, Bermuda , and their wholly owned subsidiaries (collectively and hereinafter "API"), on the other hand.

INTRODUCTION

WHEREAS, Sloan-Kettering Institute of Cancer Research Controls (defined below) certain SKI Patents (defined below) and SKI Know-How (defined below) related to Licensed Products (defined below), and has the right to grant certain rights and licenses thereunder as set forth herein; and

WHEREAS, API has certain expertise in the developing and commercializing pharmaceutical products, and API wishes to obtain certain licenses to Licensed Products; and

WHEREAS, SKI wishes to convey such license to API; and

WHEREAS, API and SKI wish to cooperate in optimizing the development and commercialization of targeted Ac-225 and/or Bi-213 as therapeutics by API; and

WHEREAS, API may desire for corporate and tax reasons to hold licenses outside the U.S. in the name of Actinium Pharmaceuticals, Ltd. For purposes of this Agreement, both Actinium Pharmaceuticals, Inc. and Actinium Pharmaceuticals, Ltd. shall be incorporated and referenced herein as "API".

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties to this Agreement mutually agree as follows:

Article I

Definitions

For purposes of this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings:

1.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 "Agreement" shall mean this Agreement together with all exhibits, schedules, and appendices attached to this Agreement, all as respectively amended, modified or supplemented by the parties in accordance with the terms of this Agreement.

1.3 "Anniversary Date" shall mean each twelve (12) month period following the Effective Date of this Agreement.

1.4 "Business Day" shall mean any day on which banking institutions in the United States are open for business.

1.5 "Clinical Trials" shall mean human clinical trials conducted for inclusion in that portion of the Regulatory Filing for Regulatory Approval in a country in the European Union, the United States or Japan, which provides for the continued trials of a Licensed Products on sufficient numbers of patients to generate safety and efficacy data to support Regulatory Approval in the proposed therapeutic indication, as more fully defined, in the United States in 21 C.F.R.§312.21(c), and its equivalents in the European Union and Japan.

1.6 "Controlled" or "Controls", when used in reference to intellectual property, shall mean the legal authority or right of a party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another party, or to otherwise disclose proprietary or trade secret information to such other party, without, to the best of the granting party's knowledge, breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.7 "Development Plan" shall mean the drug development plan attached hereto as Schedule 2 as it may be amended from time to time by mutual consent. It shall include, among other things, a timeline for clinical development of Licensed Products, estimated budgets for pre-clinical and clinical studies for the Licensed Products, including but not limited to toxicology, pharmacology and efficacy studies in animals and humans, planned to be conducted to achieve each material step towards preparation of a New Drug Application for FDA market approval for the use of Licensed Products in the Field.

1.8 "Dollars" shall mean the lawful currency of the United States of America.

1.9 "FDA" shall mean the U.S. Food and Drug Administration or its successor agency, or equivalent regulatory authorities in other jurisdictions.

1.10 "Field" shall mean all therapeutic use of Licensed Products in humans and animals.

1.11 "First Commercial Sale" shall mean the first shipment of a Licensed Products to a Third Party by API or an Affiliate or sublicensee of API in a country in the Territory.

1.12 "GMP" shall mean the current Good Manufacturing Practice regulations promulgated by the FDA, published at 21 C.F.R. Part 210 et seq., as such regulations may be amended, and such equivalent foreign regulations or standards as may be applicable with respect to Licensed Products manufactured or sold outside the United States.

1.13 "Inventions" shall mean any patentably distinct derivatives or enhancements, in the structure, composition, manufacture, formulation, preparation, presentation, means of delivery, dosage, packaging or use of the products, devices, compositions and methods claimed in the patents and patent applications listed in Schedule 1. "SKI's Inventions" shall refer to Inventions Controlled by SKI..

1.14 "Know-How" shall mean any technical information on the structure, composition, manufacture, formulation, preparation, presentation, means of delivery, dosage, packaging or use of the products, devices, compositions and methods claimed in SKI Patents and may include chemical, stability, pharmacological, toxicological, clinical and manufacturing data. "SKI's Know-How" shall refer to Know-How Controlled by SKI.

1.15 "Licensed Product" shall mean a product, that is covered by a Valid Claim of an SKI Patent or which incorporates and utilizes SKI Know-How, prepared for therapeutic use comprising: (i) the radionuclide Ac-225 or Bi-213, and (ii) one or more targeting, delivery, attachment or carrier moieties including but not limited to monoclonal or other antibodies, antibody fragments or antibody derivatives, receptor ligands, proteins, peptides, liposomes, small molecules, or chemical chelators. Licensed Products shall necessarily include one member of each of the above two groups under Section 1.15 (i) and 1.15 (ii) and shall specifically exclude any single individual component. Licensed Products shall also include generators for Ac-225 or Bi-213.

1.16 "Major Market Country" shall mean the United States, Canada, Japan or any of the countries of the European Union.

1.17 "SKI Patents" shall mean those Patents and patent applications listed on Schedule 1 controlled by SKI and their foreign counterparts, and any divisionals, continuations, continuations-in-part and reissues thereof, and U.S or foreign Patents or patent applications covering such SKI Inventions added thereto in accordance with Section 2.3 from time to time during the term of this Agreement and divisionals, continuations, continuations-in-part and reissues thereof.

1.18 "NDA" or "New Drug Application" shall mean a new drug application filed with the FDA pursuant to 21 C.F.R. § 314, seeking permission to market the applicable Licensed Products in interstate commerce in the United States.

1.19 "Net Sales" mean the gross amount billed or invoiced on sales by API, its affiliates or sublicensees on account of sales of Licensed Products to Third Parties in the Territory *less*, to the extent such amounts are included in the gross invoiced sales price, incurred or accrued: (a) freight and insurance costs incurred in transporting product to such customers; (b) quantity, cash and other trade discounts actually allowed and taken; (c) customs duties, surcharges and taxes and other governmental charges incurred in connection with the production, sale, transportation, delivery, exportation, importation or use of product in final form; (d) *bona fide* bad debt expense; (e) amounts repaid or credited by reason of rejections (due to spoilage, damage or expiration of useful life) or retroactive price reductions (each in amounts consistent with industry custom and API's practice for similar products); (f) amounts incurred resulting from governmental mandated rebate or discount programs; (g) third party rebates and charge backs actually allowed and taken, including without limitation hospital buying group charge backs, hospital buying group/group purchasing organization administration fees or managed care organization rebates (each in amounts consistent with industry custom and API's practice for similar products) and (h) commissions paid to unaffiliated brokers or agents. Net Sales shall not include (x) the sale or transfer of a product between API, its affiliates and sublicensees for later sale to an independent third party; *provided, however*, that Net Sales shall include the subsequent sale to an independent third party and (y) the transfer by API, its affiliates or sublicensees without charge of reasonable quantities of product as samples (for promotion or otherwise) or as donations (*e.g.*, to non-profit or government agencies or to academic institutions for a non-commercial purpose).

1.20 "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.21 "Reasonable Commercial Efforts" shall mean necessary and prudent efforts applied in a prompt, commercially reasonable manner, to the extent feasible and consistent with the exercise of good business judgment for the attainment of the goals and purposes of this Agreement consistent with current industry standards and practice for companies of like size and not less than the efforts applied by a party to its other projects of similar commercial potential.

1.22 "Regulatory Approval" shall mean, with respect to a country in the Territory, receipt of all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Licensed Products in that country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing. "Regulatory Approval" in the United States shall mean final approval of the NDA for such Licensed Products pursuant to 21 C.F.R. § 314, permitting marketing of the applicable Licensed Products in interstate commerce in the United States.

1.23 "Regulatory Authority" shall mean the FDA or any equivalent or additional governmental or regulatory agencies in the Territory.

1.24 "Regulatory Filing" shall mean all activities relating to the filing for and procurement of Regulatory Approval, including but not limited to price reimbursement approval for the marketing and sale of Licensed Products from the relevant Regulatory Authorities.

1.25 "Territory" shall mean all the countries and territories of the world.

1.26 "Third Party" shall mean any unincorporated body, Person, corporation or other entity other than API, SKI or their respective Affiliates or sublicensees of rights conveyed under this Agreement.

1.27 "Valid Claim" shall mean a claim of an issued SKI Patent which claim has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or a claim of an SKI Patent which is actively being prosecuted in good faith by SKI.

Article II

License

2.1 Grant to API. Subject to the terms and conditions of this Agreement, SKI hereby grants to API an exclusive license in the Field under SKI Patents and SKI Know-How to develop, use, make, have made, market, offer to sell, sell and import for sale Licensed Products in the Territory, with the right to sublicense only as set forth below. SKI further grants to API an exclusive license to all SKI Know-How, pre-clinical and Clinical Trial research data needed for the research, manufacturing, sale or regulatory approval of the Licensed Products. SKI retains all rights to SKI Patents and SKI Know-How except to the extent explicitly granted to API hereunder.

2.2 Sublicense. API shall have the right to grant sublicenses under the license set forth in Section 2.1, to employ Affiliates and Third Parties, including sub-licenses to Affiliates of API for any country in the Territory outside the U.S., and to enter into distribution agreements in connection with the performance of its rights and obligations under this Agreement, provided that (a) the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of API's obligations under this Agreement, and API shall remain primarily liable for such obligations; (b) API shall obtain SKI's approval of all sublicensees and sublicense agreements prior to entering into such a sublicense, which approval shall not unreasonably be withheld and shall be conclusively deemed given if SKI does not respond to API's notice per Section 14.10 within 30 days of receipt of such notice by SKI (c) API shall provide a copy of the sublicense agreement to SKI which shall contain certain provisions substantially similar to certain provisions of this Agreement, such provisions to be mutually agreed to by the parties hereto prior to the granting of any sublicense; and (d) API shall only grant a sublicense to any Affiliate or Third Party which undertakes to perform those obligations of this Agreement relevant to such sublicense in accordance with the terms of this Agreement

2.3 SKI Disclosure of Know-How and Inventions. On a Licensed Product by Licensed Products basis, SKI shall, at such times as mutually agreed by the parties, disclose to API all Know-How in its Control relating to Licensed Products. An Invention shall be disclosed to API promptly upon the making of such Invention, provided, however, that disclosure of Inventions may be reasonably delayed for up to ninety (90) days to allow SKI to file a patent application on such Invention. Upon the reasonable request of API, SKI shall also disclose more detailed data and information as may be relevant to the evaluation of such Know-How or Inventions in the Field. API shall have ninety (90) days from receipt of written notification, including a reasonably detailed summary report of relevant experimental or clinical data, to evaluate the technology and request its inclusion in the Agreement. Upon API's request, and to the extent not prohibited by rights or obligations owed by SKI to any Third Party, such Invention shall be added to Schedule 1 and then it shall be governed by the terms of this Agreement.

Article III

Development

3.1 Efforts in Development.

(a) API shall finalize and deliver to SKI within 90 days of the Effective Date of this Agreement the Development Plan relating to Licensed Products that is accepted by the Joint Research and Development Committee pursuant to Article 3.2. The Development Plan may be amended by the parties hereto from time to time by mutual consent, including the incorporation of amendments requested by any future partners employed to help develop or commercialize Licensed Products, and shall be a part of this Agreement.

(b) SKI shall have a right of first refusal with respect to (i) conducting Phase I and Phase II Clinical Trials of Licensed Products, and (ii) being the lead institution in multi-center trials of the Licensed Products conducted by API or its sub-contractors, provided that SKI can reasonably demonstrate to API that it has the capabilities to support such trials in accordance with customary standards of the industry. SKI shall not object to the use by API of other qualified institutions in research and development efforts subject to this Section 3.1(b). In the event that SKI shall not exercise its right of first refusal by written notice to API within thirty (30) days after receiving written request from API, then SKI's right of first refusal shall terminate.

(c) Subject to its diligence obligations set forth in Section 4.3 and notwithstanding anything else to the contrary herein, following the Effective Date of this Agreement, API shall be responsible, at its cost and expense, and in its sole commercially reasonable judgment, for all research and development activities which are necessary to obtain regulatory approvals for Licensed Products in the Field and any post-approval studies required as a condition of obtaining any Regulatory Approval for Licensed Products in the Field. In addition, API shall be responsible for any other studies (or portions of studies) necessary or desirable, in its sole commercially reasonable judgment, for maintaining any Regulatory Approval in any country, as well as any pre-marketing studies prior to Regulatory Approval and post-marketing studies conducted following a Regulatory Approval. Each Regulatory Filing and Regulatory Approval shall be placed in API's name or the name of an Affiliate of API. API will use Reasonable Commercial Efforts to develop and commercialize Licensed Products and obtain Regulatory Approvals therefore. This Section 3.1© shall not, however, be construed in any way to limit the academic freedom of SKI and its researchers who may or may not be involved in clinical studies of Licensed Products.

3.2 Joint Research and Development Committee. API and SKI shall form a Joint Research and Development Committee, which will include three representatives of each party. The Committee shall meet at least semi-annually to review and manage current research and development activities and any changes or revisions to the Development Plan. Minutes of Committee meetings will be prepared by API and circulated to all designated representatives of each party. Such minutes shall be treated as Confidential Information pursuant to this Agreement. All decisions of the Committee shall be by simple majority.

3.3 Regulatory Approvals. API shall be responsible for all Regulatory Filings for the Licensed Products in all countries in the Territory. API will assume sole financial responsibility for the preparation of regulatory documents or any supplemental studies necessary to achieve Regulatory Approvals in the Territory.

3.4 Technology Transfer. SKI shall transfer all materials, Know-How, Inventions, data, and information that it deems necessary for commercial development of Licensed Products, and shall consult, as it deems appropriate for FDA discussions and filings. All transfers by either party of the other's proprietary technology of confidential information shall be made only under the Confidentiality provisions of this Agreement.

3.5 Cooperation. SKI shall reasonably support API in obtaining Regulatory Approvals for Licensed Products, as the case may be, including providing necessary documents, or other materials required by law to obtain such Regulatory Approvals. In all cases the expense of such cooperation shall be covered by API. Specifically, among other things each party agrees to execute documents, and provide a letter of authorization or other documentation to the appropriate regulatory authorities or to any other governmental authority or agency, as necessary or advisable, to enable either party to file, refer to or incorporate by reference all technical information including data on file with any Regulatory Authority concerning Licensed Products that may be contained in a drug master file or otherwise. In the event that any such drug master file is supplemented or modified by API, API agrees to notify SKI promptly that supplements or modifications have been made. API may use such information for the sole purpose of fulfilling its rights and obligations under this Agreement.

3.6 Manufacture of Licensed Products. API shall be solely responsible for manufacturing or having manufactured Licensed Products for clinical and commercial applications. All material will be manufactured in compliance with GMP standards.

Article IV

Commercialization

4.1 Marketing and Promotion. API shall have the exclusive right to market and commercialize Licensed Products upon Regulatory Approval. API shall not promote or market Licensed Products for off label use or seek labeling that describes, names or lists any use outside of the Field, and shall use Reasonable Commercial Efforts to obtain this same provision (Section 4.1) from Third Party sublicensees of Licensed Products.

4.2 Product Markings. Each Licensed Product marketed and sold by API under this Agreement shall be marked, but only to the extent required by law: (a) with a notice that such Licensed Product is sold under a license from SKI and (b) with all patent and other intellectual property notices relating to the SKI.

4.3 Commercialization Efforts.

(a) Market Launch. API shall use Commercially Reasonable Efforts to effect the introduction of Licensed Products into the countries in the Territory as soon as reasonably practicable. The parties agree and acknowledge that this most likely will require that API actively seek to sublicense the Licensed Products in certain countries of the Territory or enter into distribution agreements. Such sub-licenses shall be subject to SKI's prior approval, such approval not to be unreasonably withheld.

(b) Availability to Public. Following the First Commercial Sale of Licensed Products in a country of the Territory and until the expiration or termination of this Agreement, API shall use Reasonable Commercial Efforts to market and sell Licensed Products in that country.

4.4 Supply of Drug. API or its sublicensee shall supply SKI with Licensed Products free of charge for its internal use in research and patient care, provided that the total retail value of any Licensed Product thus supplied does not exceed 50% of the royalties due to SKI on worldwide sales of such Licensed Product pursuant to Section 5.6.

Article V

Payments

5.1 Technology Access Fee. Within ten (10) Business Days after the Effective Date, API shall pay to SKI the sum of fifty thousand Dollars ($50,000).

5.2 Annual Maintenance Fee. Within ten (10) Business Days after each Anniversary Date of this Agreement, API shall pay to SKI the sum of fifty thousand Dollars ($50,000) as an annual maintenance fee. Each year's annual maintenance fee shall apply as a credit against that particular year's royalty payment, as applicable.

5.3 Annual Research Funding. API shall pay to SKI an annual research fee of at least fifty thousand Dollars ($50,000) paid in accordance with this sub-section 5.3 or on a project by project basis, as mutually agreed to by the parties. This research funding shall not be applied to any clinical trials sponsored by API.

5.4 Sublicense License Fees. If API enters into a sublicense with a Third Party or otherwise grants the rights to Licensed Products to a Third Party, then API shall pay SKI fifteen (15%) percent of all payments received from such Third Party other than payments for reimbursement of research and development expenses and sale of equity at fair market value received by API or its Affiliate under such sublicense. SKI shall be entitled to receive 15% of any premiums on equity sales, and any research and development payments that are not actually expended for the specific research and development purposes contemplated by the payments.

5.5 Milestone Payments by API.

(a) Milestone Payments. API will make the following payments to SKI at such time as any one or more of the following milestones is achieved with respect to each Licensed Product by API or its sublicensee.

Milestone	Dollars
The filing of NDA for Regulatory Approval for each Licensed Product	$750,000
The receipt of Regulatory Approval of NDA from FDA for each Licensed Product.	$1,750,000

(b) Timing. Payment shall be made on or before the forty-fifth (45th) Business Day following the occurrence of an event giving rise to a payment obligation hereunder. All payments shall be made by wire transfer in Dollars to the credit of such bank account as may be designated, from time to time, by SKI in writing to API.

(c) Single Payment Obligation. It is understood that each of the milestone payments above in subparagraph (a) will not be made more than once per Licensed Product.

(d) Credits. Milestone payments received by SKI pursuant to Section 5.4, above, which are associated with either the filing of an NDA or the receipt of Regulatory Approval shall be fully creditable on a dollar for dollar basis by API against the milestone payments which API would otherwise be required to make pursuant to this Section 5.5.

5.6 Royalties.

(a) Term. Running royalty payments shall be payable on each Licensed Product on a country by country basis from the Effective Date, until with respect to any such country and such Licensed Product, the later of (1) ten (10) years from the First Commercial Sale or (2) the last to expire SKI Patent (including extensions thereof) in any country with a Valid Claim covering the Licensed Products or a method of use thereof.

(b) From API. API will report all sales of Licensed Products to SKI as specified in this Article. API will pay royalties to SKI of two (2) percent on Net Sales of each Licensed Product in the Territory ("Annual Net Sales"), regardless of whether API or a sublicensee sells such Licensed Product.

(c) From API's Sublicensees. API will obtain the same records of sales of Licensed Products by its sublicensees from its sublicensees as are required for API to keep for its own sales under this Agreement and will report those sales to SKI in the same manner as specified in this Article for its own sales.

(d) Royalty Reductions.

(i) **Generic Competition.** If a Generic Version (as defined below) of a Licensed Product is sold by a Third Party in a country in the Territory after which sales of Licensed Products by API in any calendar year constitute fifty percent (50%) or less of the combined sales (in values) of Licensed Products and Generic Versions of Licensed Products in such calendar year according to IMS market share data in such country for such calendar year, then API shall not be required to pay royalties for that portion of the calendar year in such country. Notwithstanding the foregoing, if, at any time during the twenty-four (24) months after a termination of such royalties, there is no Generic Version of Licensed Products on the market in such country, then royalties shall resume with respect to Net Sales of such Licensed Products in such country. "Generic Version" of a Licensed Products shall mean any pharmaceutical product (other than a product which was initially sold as a Licensed Products hereunder) that includes the same active ingredient as that used in Licensed Products and is sold by a Third Party. In the event of the introduction of a Generic Version of a Licensed Products in any country in the Territory, the parties will cooperate to challenge such introduction in a legal and appropriate manner.

5.7 Sales Reports.

(a) Substance of Quarterly Reports. During the term of this Agreement and after the First Commercial Sale of the Licensed Products, API shall furnish or cause to be furnished to SKI on a quarterly basis, calendar basis, a written report or reports covering the calendar year (each such year being sometimes referred to herein as a "reporting period") showing:

(i) the gross sales of Licensed Products in each country in the Territory,

(ii) the Net Sales of Licensed Products in each country in the Territory,

(iii) the Royalties payable in United States Dollars ("Dollars") in respect of such sales and the basis of calculating those Royalties;

(iv) the exchange rates used in converting into Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; and,

(v) dispositions of Licensed Products other than pursuant to sale for cash.

(b) Timing. Final reports shall be due on the forty-fifth (45) day following the close of each reporting period for Major Market Countries and no later than ninety (90) days following the close of each reporting period for all other countries in the Territory.

(c) Records. API shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by an independent certified public accountant mutually agreed upon by the parties. API shall be responsible for all payments that are due to SKI but have not been Paid by API's sublicensees or marketing partners.

(d) Currency Exchange. With respect to sales of Licensed Products invoiced in Dollars, the Net Sales amounts and the amounts due to SKI hereunder shall be expressed in Dollars. With respect to sales of Licensed Products invoiced in a currency other than Dollars, the Net Sales and amounts due to SKI hereunder shall be expressed in the domestic currency of the party making the sale, together with the Dollar equivalent of the amount payable to SKI, calculated as the average of the exchange rates most recently quoted in the Wall Street Journal in New York on the fifteenth (15th) Business Day of each month in the last respective calendar quarter of the year.

(e) Royalty Payment Due Date; Accrual. Royalties which have accrued during any calendar year and are required to be shown on a sales report provided for under this Section 5.7 of this Agreement shall be due and payable on the date such sales report is due. Minimum royalties due pursuant to Section 5.6(c) shall be due and payable ninety (90) days after the close of the relevant calendar year.

(i) API, its Affiliates and sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by API and its Affiliates and sublicensees of Licensed Products in sufficient detail to allow the accruing royalties to be determined accurately. SKI shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and

payable to appoint an independent certified public accountant reasonably acceptable to API to inspect the relevant records of API and its Affiliates and sublicensees to verify such report or statement. API and its Affiliates and sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from SKI, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. SKI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for SKI to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both parties. SKI shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than ten percent (10%) of the amount Paid, API shall pay for such inspection. API shall include in each sublicense or marketing agreement entered into by it pursuant to this Agreement a provision requiring the sublicensee or marketing partner to keep and maintain adequate records of sales made pursuant to such sublicense or marketing agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Section.

(ii) Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

(iii) SKI agrees that all information subject to review under this Section or under any sublicense or marketing agreement is confidential and that SKI shall retain and cause its representative to retain all such information in confidence.

(f) Tax Withholding. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by API to SKI hereunder shall be borne by SKI. API shall cooperate with SKI to enable SKI to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to SKI proper evidence of payments of withholding tax and assist SKI by obtaining or providing in as far as possible the required documentation for the purpose of SKI's tax returns.

5.8 Interest Due. In case of any delay in payment by API to SKI not occasioned by Force Majeure, interest on the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to the prime rate as reported in The Wall Street Journal, plus one and one half percentage points (1.5%), as determined for each month on the last business day of that month, assessed from the day payment was initially due. The foregoing interest shall be due from API without any special notice.

Article VI

Intellectual Property

6.1 Ownership; Inventions. Inventorship for Inventions and Know-How conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for determining inventorship. Ownership shall be determined based on inventorship. In the event of a dispute regarding inventorship, if the parties are unable to resolve such inventorship dispute, the Parties shall establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney jointly selected by the Parties to resolve such dispute.

6.2 SKI Patentable Inventions and Know-How.

(a) SKI Patent Prosecution.

(i) *Prosecution and Maintenance.* During the term of the Agreement, SKI shall, at API's expense, diligently and in the reasonable exercise of its commercial discretion, prepare, file, prosecute, maintain, renew and defend SKI Patents. Such patents will be prosecuted by outside patent counsel who will copy API on all material correspondence concerning such prosecution and will accommodate API's suggestions in this regard subject to SKI's approval.

(ii) *Discontinuance.* If SKI does not intend to file for patent protection or does not wish to continue preparation, prosecution, or maintenance of a SKI Patent, then it shall give at least thirty (30) days advance notice, and in no event less than a reasonable period of time for API to act in its stead.

(A) In such case, API may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the discontinued patent at its sole expense.

(B) SKI shall execute such documents and perform such acts as may be reasonably necessary for API to file or to continue prosecution or maintenance.

(b) Cooperation. SKI will consult API and will keep API continuously informed of all matters relating to the preparation, filing, prosecution and maintenance of SKI Patents covered by this Agreement including, but not limited to, disclosing to API the complete text of all such SKI Patents. In addition, SKI will provide API with copies of all material correspondence with the applicable patent office in such a manner to allow API a meaningful opportunity to comment.

6.3 Costs. API will be responsible for all future costs of patent preparation, prosecution and maintenance for its patents and SKI Patents worldwide. API shall also reimburse SKI for all previous costs incurred by SKI as of the date of this Agreement in the preparation, prosecution and maintenance of SKI Patents within thirty (30) days of receipt of an invoice from SKI detailing such costs, up to the aggregate amount of $100,000.

6.4 Infringement Claims by Third Parties.

(a) Notice. If the manufacture, use or sale of Licensed Products under the SKI Patents results in a claim or a threatened claim by a Third Party against a party hereto for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

(b) Third Party Licenses. In the event that practicing under the SKI Patents in connection with manufacture, use or sale of the Licensed Products in a country would infringe a Third Party patent and a license to such Third Party patent is available and API in its sole discretion seeks such a license, the parties agree:

(i) Subject to Section 5.6(c), API will be responsible for all costs associated with acquiring any Third Party license that is required for API to practice any of the SKI Patents; and

(ii) API will use reasonable efforts to obtain required licenses under the Third Party's patents, with a right to sublicense to SKI, under reasonable sublicense terms mutually acceptable to both parties.

(c) Defense. In the event of the institution of any suit by a Third Party against API, API shall have the right but not the obligation to defend such suit at its expense. SKI shall cooperate and assist API in any such litigation at API's expense.

6.5 Infringement Claims Against Third Parties

(a) Cooperation. SKI and API each agree to take reasonable actions to protect SKI Patents from infringement. If one party brings any such action or proceeding, the second party may be joined as a party plaintiff if necessary for the action or proceeding to proceed and, in case of joining, the second party agrees to give the first party reasonable assistance and authority to file and to prosecute such suit.

(b) Notice. If any SKI Patents are infringed by a Third Party, the party to this Agreement first having knowledge of such infringement, or knowledge of a reasonable probability of such infringement, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

(c) Institution of Proceedings. API, shall have the primary right, but not the obligation, to institute, prosecute, and control with its own counsel any action or proceeding with respect to infringement of such SKI Patent and the other party shall have the right, at its own expense, to be represented in such action by its own counsel.

(d) Failure to Institute Proceedings. If the party having the primary right or responsibility to institute, prosecute, and control such action or prosecution fails to do so within a period of one hundred twenty (120) days after receiving notice of the infringement, the other party shall have the right to bring and control any such action by counsel of its own choice, and the other party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(e) Costs and Expenses. The costs and expenses of all suits brought by a party under this Section shall be reimbursed to such party and then to the other party, if it participates in such suit, pro rata, out of any damages or other monetary awards recovered therein in favor of SKI or API.

(f) Division of Damages Award. The party instituting infringement proceedings under Section 6.5(d) shall recover actual out-of-pocket expenses associated with any litigation or settlement thereof from any recovery made by it, after which the other party shall be entitled to recover its expenses. Any excess amount shall be divided such that the party instituting infringement proceedings receives 90% of such excess and the other party receives 10%.

(g) Settlement. The parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Licensed Products in the Field, provided however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section may be undertaken without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this Agreement.

6.6 Notice of Certification. SKI and API each shall immediately give notice to the other of any certification filed under the "U.S. Drug Price Competition and Patent Term Restoration Act of 1984" (or its foreign equivalent) claiming that a SKI Patent is invalid or that infringement will not arise from the manufacture, use or sale of any Licensed Products by a Third Party.

(a) If API decides not to bring infringement proceedings against the entity making such a certification, API shall give notice to SKI of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification.

(b) SKI may then, but is not required to, bring suit against the party that filed the certification.

(c) Any suit by API or SKI shall either be in the name of API or in the name of SKI, or jointly in the name of API and SKI, as may be required by law.

(d) For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

6.7 Patent Term Extensions. The parties shall cooperate in good faith with each other in gaining patent term extension wherever applicable to SKI Patents covering Licensed Products.

(a) API and SKI shall jointly determine which of SKI Patents shall be extended.

(b) All filings for such extension shall be made by the party responsible for prosecution and maintenance of the SKI Patent.

6.8 Trademarks. During the Term of this Agreement, API will select, own, maintain and enforce all trademarks for Licensed Products throughout the Territory at its expense.

Article VII

Representations and Warranties of SKI

7.1 SKI represents and warrants that

(a) This Agreement has been duly executed and delivered by SKI and constitutes the valid and binding obligation of SKI, enforceable against SKI in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of SKI, its officers and directors.

(b) To the best of its knowledge, SKI owns or possesses adequate licenses or other rights to use all SKI Patents, and to grant the licenses herein; and (b) to the best of its knowledge, the granting of the licenses to API hereunder does not violate any right known to SKI of any Third Party.

(c) To the best of SKI's knowledge, the development, manufacture, use or sale of Licensed Products pursuant to this Agreement will not infringe or conflict with any Third Party right or patent, and SKI is not aware of any pending patent application that, if issued, would be infringed by the development, manufacture, use or sale of any the Licensed Products pursuant to this Agreement.

(d) To the best of SKI's knowledge, the execution, delivery and performance of this Agreement by SKI does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(e) To the best of SKI's knowledge, SKI is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

(f) SKI is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full legal power and authority to enter into this Agreement; and

(g) SKI is not subject to any order, decree or injunction by a court of competent jurisdiction, which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

Article VIII

Representations and Warranties of API

8.1 API Represents and Warrants that

(a) The execution, delivery and performance of this Agreement by API does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(b) API is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

(c) API is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full legal power and authority to enter into this Agreement;

(d) API is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement; and

(e) This Agreement has been duly executed and delivered by API and constitutes the valid and binding obligation of API, enforceable against API in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of API, its officers and directors.

Article IX

Warranties

9.1 THE LIMITED WARRANTIES CONTAINED IN ARTICLE VIII and IX ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

Article X

Confidentiality

10.1 Confidentiality. During the term of this Agreement, and for a period of five (5) years thereafter, each party hereto will maintain in confidence all information disclosed by the other party hereto and provided in writing and marked Confidential ("Confidential Information"). Neither party shall use, disclose or grant use of such Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents, consultants, Affiliates, sublicensees and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information; or

(e) was independently developed by the receiving party without reference to the disclosure by the other party.

10.1.1 The parties agree that the material financial terms of the Agreement shall be considered the Confidential Information of both parties.

10.1.2 Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation. In addition, either party may disclose Confidential Information to its Affiliates, and to its licensee; provided, however, in connection with any such disclosure the disclosing party shall secure confidential treatment of such Confidential Information.

10.1.3 The parties shall undertake to ensure that all their employees who have access to Confidential Information of the other party are under obligations of confidentiality fully consistent with those provided in this Article.

Article XI

Publication

11.1 Publication. Each of API and SKI reserves the right to publish or publicly present the results of their respective activities under the Development Plan (research, clinical, etc.) (the "Results") subject to the following terms and conditions:

(a) The party proposing to publish or publicly present the Results (the "publishing party") will submit a draft of any proposed manuscript or speech to the other party (the "non-publishing party") for comments prior to submission for publication or oral presentation.

(b) If the publishing party shall disagree with the non-publishing party's assessment of the impact of the publication, then the issue shall be referred to the Joint Research and Development Committee.

(c) The parties agree that authorship of any publication will be determined based on the customary standards then being applied in the relevant scientific journal.

(d) The parties will use their best efforts to gain the right to review proposed publications, including without limitation, public presentations, by sublicensees, consultants or contractors relating to the subject matter of the Development Plan.

(e) No party may publish confidential or proprietary information of the other party, the use of which is restricted under Article XII hereof, without the written consent of the other party.

(f) This Article shall be inapplicable to the publication of information presented in substantially the same form in which was previously published or disclosed to the public, and to any other disclosures which, on the advice of counsel, are required by law to be disclosed.

(g) Publicity. Neither party shall use the name of the other without the other party's consent in any publicity materials Both parties acknowledge that they are, or may be, subject to disclosure requirements. Therefore, both parties shall agree on a joint press release with regard to this Agreement substantially in the form of a press release to be mutually agreed to by the parties. Such press release is anticipated to be issued within fifteen (15) Business Days after the Effective Date or earlier as may be required by law.

Article XII

Term and Termination

12.1 Term.

(a) Term. Unless earlier terminated as provided herein, the term of this Agreement shall commence as of February 11, 2002 ("Effective Date") and shall remain in full force and effect until the later of: (1) ten (10) years from the First Commercial Sale of the last Licensed Product or (2) the termination of the last to expire SKI Patent covering Licensed Products under a Valid Claim.

(b) Accrued Obligations. Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any royalties or other sums which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

12.2 Termination and License Reversion for Lack of Due Diligence SKI shall have the right to terminate this Agreement and, if so terminated, the Licensed SKI Patents shall revert to SKI, and SKI shall be free to enter into a license arrangement with any Third Party if:

(i) API fails to secure access to a supply of Ac-225 necessary to perform this Agreement in accordance with the Development Plan within two (2) years of execution of this Agreement, or does not demonstrate to SKI's satisfaction that it has made best efforts to secure such access at the one-year anniversary of the date of execution of this Agreement.

(ii) API does not, within six (6) months of the completion of the first successful company-sponsored Phase II Clinical Trial of a Licensed Product, conclude either (1) a marketing agreement for at least one Licensed Product in the area of cancer therapy with any pharmaceutical company that can demonstrate, to the reasonable satisfaction of SKI, the ability to develop and commercialize Licensed Products in Major Market Countries whether directly, through affiliates or through established relationships with sublicensees, or 2) manufacturing and marketing agreements with multiple parties who, in the aggregate and together with API and in SKI's judgment, provide credible resources for worldwide manufacturing and marketing of Licensed Products;

(iii) API fails to diligently pursue the commercialization of Licensed Products per the Development Plan attached herewith as Schedule 2 and is a part of this Agreement, which will specify target dates for clinical development milestones including but not limited to the initiation of Phase I, II and III of Clinical Trials of the first Licensed Products, or

(iv) API fails to meet any of its payment obligations under this Agreement, ; provided, however, that such termination shall become effective only if API shall fail to remedy or cure the breach for payment obligation under this Agreement within thirty (30) days after notice from SKI.

12.3 Termination For Insolvency. Either party may terminate this Agreement immediately upon delivery of written notice to the other party (a) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (b) upon the other party's making an assignment for the benefit of creditors; or (c) upon the other party's dissolution or ceasing to do business or sale of its assets or merger with another company, unless SKI approves of the sale or merger, which is not to be unreasonably withheld. Should SKI terminate the Agreement under this Article 12.3, all rights and licenses granted to API under this Agreement shall revert to SKI.

Subject to the terms of the U.S. Bankruptcy Code, notwithstanding the bankruptcy of SKI, or the impairment of performance by SKI of its obligations under this Agreement as a result of an insolvency event with respect to SKI, API shall be entitled to retain the licenses granted herein, subject to SKI's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

12.4 Material Breach. Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party upon the material breach by the other party of any of its obligations under this Agreement (including API's entering into sublicense or marketing agreements without SKI's approval); provided, however, that such termination shall become effective only if the other party shall fail to remedy or cure the breach within such ninety (90) day period.

12.5 Termination by API. API may terminate this Agreement upon thirty (30) days advance written notice to SKI at any time for any reason beginning on the 20th Business Day after the Execution Date as set forth in the first paragraph of this Agreement. Termination under this Section 12.5 shall not relieve API of any of its obligations under this agreement accrued or due prior to termination.

12.6 Effect Of Termination.

(a) Effect On License. Upon the expiration or earlier termination of this Agreement pursuant to this Section 12, the rights licensed under this Agreement shall be treated as follows:

(i) Upon the expiration of the Term, API shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the SKI Patents and SKI Know-How existing as of the date of such expiration to make, have made, use, offer to sell, and sell Licensed Products in the Territory.

(ii) Upon termination of this Agreement pursuant to Section 12.2, 12.3, 12.4 or 12.5 above:

(A) All rights to SKI Patents and technology, including any Know-How, shall revert to SKI.

(B) Copies of, and the right to utilize, all data and any Know-How, generated by API relevant to Licensed Products shall be provided to SKI.

(b) Ongoing Obligations. Upon expiration or termination of this Agreement for any reason, each party shall immediately return to the other party or destroy any Confidential Information disclosed by the other party.

12.7 Inventory. Notwithstanding the foregoing, upon early termination of this Agreement pursuant to Sections 12.2, 12.3, 12.4 and 12.5, API shall have the right to sell all remaining Licensed Products in its inventory within six (6) months after the date of termination, subject to the payment to SKI of the amounts specified in Section 5.6. Thereafter, API agrees to destroy any remaining supply of Licensed Product sat SKI's request and direction.

Article XIII

Indemnification

13.1 Indemnification by SKI. SKI will indemnify and hold API and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a "Loss"), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of the breach by SKI of any of its covenants, representations or warranties set forth in this Agreement; provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of API or its Affiliates.

13.2 Indemnification by API. API will indemnify and hold SKI, and its Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

(a) the development, manufacture, use, sale, storage or handling of Licensed Products by API, its Affiliates or sublicensees, or their representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom; or

(b) the breach by API of any of its covenants, representations or warranties set forth in this Agreement;

(c) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of SKI or its Affiliates.

13.3 Claims Procedures. Each party entitled to be indemnified by the other party (an "Indemnified Party") pursuant to Section 13.1 or 13.2 shall give notice to the other party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided:

(a) That counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and

(b) The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party.

(c) No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

13.4 Compliance. The parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

13.5 Insurance. Beginning on the date of first commercial sale of the first Licensed Product, API shall maintain insurance, including product liability insurance, with respect to its respective activities hereunder.

(a) Such insurance shall be in such amounts and subject to such deductibles based upon standards prevailing in the industry at the time, but at no time shall the amount be less than US$3 million.

(b) API may satisfy its obligations under this Section through self-insurance to the same extent.

(c) API shall name SKI as an additional insured on any such policies and shall provide evidence to the other party of such naming.

Article XIV

Miscellaneous Provisions

14.1 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

14.2 Waiver. The failure on the part of API or SKI to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the party against whom such waiver is to be asserted.

14.3 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

14.4 Severability. It is the intention of the parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

14.5 Government Acts. In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of API or SKI under this Agreement, the party, if any, not so affected shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof, after a reasonable period of time are not successful in producing mutually acceptable modifications to this Agreement.

14.6 Government Approvals. API will use reasonable efforts to obtain any government approval required to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such approvals.

14.7 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement, without the consent of the other party, to any of its Affiliates, if the assigning party guarantees the full performance of its Affiliates' obligations hereunder. In all cases the assigning party shall provide the other party with prompt notice of any such assignment. Any purported assignment in contravention of this Section shall, at the option of the nonassigning party, be null and void and of no

effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder.

14.8 Counterparts. This Agreement may be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

14.9 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between SKI and API. Notwithstanding any of the provisions of this Agreement, neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture or sale of Licensed Products shall be undertaken, incurred or paid exclusively by that party, and not as an agent or representative of the other party.

14.10 Notice. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one party to the other by notice pursuant hereto, by internationally recognized courier or by prepaid certified, air mail (which shall be deemed received by the other party on the seventh business day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following Business Day:

if to SKI, at:

Sloan-Kettering Institute of Cancer Research
1275 York Avenue
New York, New York 10021

ATTN: Director, Office of Industrial Affairs

With a copy to: Mr. James S. Quirk, Senior Vice President

If to API at:

Actinium Pharmaceuticals, Inc.
106 South Columbus St.
Alexandria, VA 22314

ATTN: Chief Executive Officer

With a copy to:

Actinium Pharmaceuticals, Ltd.
22 Church Street Phase II 3rd Floor
Washington Mall P.O. Box HM2265
Hamilton, HMJX
Bermuda

ATTN: Chief Executive Officer

14.11 Headings. The Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

14.12 Authority. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that such party may have with any other person or company. Each party has relied on that representation in entering into this Agreement.

14.13 Entire Agreement. This Agreement, including the Schedules appended hereto, contains the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.

14.14 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

(a) Both parties understand and appreciate that their long term mutual interest will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of activities performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both parties agree to use their good faith efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis which takes into account the precise subject and nature of the dispute.

(b) If the parties are unable to resolve any matter within thirty (30) days, the matter shall be referred to the chief executive officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, of a referred issue by the chief executive officers shall be final and binding on the parties.

(c) If the matter has not been resolved by the chief executive officers within thirty (30) days of referral in accordance with this Section, or if the chief executive officers fail to meet within such thirty (30) days, either party may initiate a non-binding mediation procedure. The non-binding mediation shall be administered by the American Arbitration Association in accordance with its commercial mediation rules. Unless otherwise mutually agreed upon by the parties, the mediation proceedings shall be conducted in New York, New York. The parties agree that they shall share equally the cost of the mediation, including filing and hearing fees, and the cost of the mediator(s). Each party shall have the right, at its own expense, to be represented by counsel in such a proceeding. If any unresolved matter is not resolved following non-binding mediation pursuant to this Section, either party may seek any remedy, at law or in equity that may be available.

14.15 Disputes Regarding Patents, Development or Manufacturing. If the dispute pertains to patents, manufacture or development of Licensed Products, the dispute resolution proceeding shall be before an expert or expert panel in the pertinent field. Such expert may be mutually agreed by the parties, but if no such expert is agreed upon within ten

(10) days after the written notice from one party to the other, then each party shall promptly select one expert, and those two shall select a third expert, which shall comprise the panel. The panel shall meet with the parties within fifteen (15) days of selection to examine the issue and shall hear the views and proposals of each party. The parties shall share equally in the cost of the expert or expert panel, including any fees and expenses payable to the experts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SLOAN-KETTERING INSTITUTE OF CANCER RESEARCH

By: [signature]

Name: Mr. James S. Quirk

Title: Senior Vice President

ACTINIUM PHARMACEUTICALS, INC.

By: [signature]

Name: Dr. Maurits W. Geerlings

Title: Chief Executive Officer

ACTINIUM PHARMACEUTICALS, LTD.

By: [signature]

Name: Dr. Maurits W. Geerlings

Title: Chief Executive Officer

MEMORIAL SLOAN-KETTERING CANCER CENTER · ESTABLISHED 1884 ·

Senior Vice President
Research Resources Management

February 12, 2002

TO WHOM IT MAY CONCERN:

In my absence, Mr. Gustave J. Bernhardt, Director, Research Resources Management, will sign as an institutional official for the Sloan-Kettering Institute for Cancer Research.

James S. Quirk
Senior Vice President

JSQ:meb

Memorial Sloan-Kettering Cancer Center
1275 York Avenue, New York, New York 10021

NCI-designated Comprehensive Cancer Center

Schedule 1

Patents

SK979 - Targeted alpha particle therapy with DOTA-based complexes of Ac-225 - US provisional application number 60/232,909 filed 9-15-00; US non-provisional application number 09/952,756 filed 9-14-01; PCT application filed 9-14-01; application number not yet known.

SK933 - Liposome encapsulation of Ac225 - US Provisional application number 60/212,186 filed 6-16-00 - converted to PCT application designating the US application number PCT/US01/19133 filed 6-15-2001.

SK852 - Alpha Emitting Constructs and Uses Thereof - US Provisional application number 60/086,772 filed 5-26-1998; PCT application number PCT/US99/11673 filed 5-26-1999, US national phase application 09/721,864 filed 11-24-2000; Canadian application 2,333,125 filed 5-26-1999; Japanese application 2000-550554 filed 11-27-2000.

SK712 - Bi-213 Generator and Uses thereof - US Provisional application number 60/079,902 filed 3/30/1998; US application number 09/647,491 filed 3-30-1999; PCT application number PCT/US99/06955 filed 3-30-1999.

Schedule 2

Development Plan